Exhibit 99.1

Alaska Communications Repurchased $10 Million of Convertible Notes

ANCHORAGE, Alaska--(BUSINESS WIRE)--February 1, 2016--Alaska Communications (NASDAQ:ALSK) announced that on January 29, 2016, the company, in privately negotiated transactions, repurchased $10.0 million aggregate principal amount of its 6.25% Convertible Notes due 2018 for cash consideration of $9.75 million. As a result of these repurchases, $94.0 million of the 6.25% Convertible Notes remain outstanding as of January 29, 2016.

"This transaction reflects the strength of our balance sheet and confidence in our business plan to create long-term shareholder value,” said Alaska Communications CEO Anand Vadapalli. “In the last year, we reduced the balance on our term loan facilities by $232.7 million, completed refinancing transactions resulting in current maturities with due dates no earlier than 2018, and repurchased a total of $20.0 million of Convertible Notes, including this most recent repurchase.”

About Alaska Communications

Alaska Communications (NASDAQ: ALSK) is the leading provider of advanced broadband and IT managed services for businesses and consumers in Alaska. The company operates a highly reliable, advanced statewide data network with the latest technology and the most diverse undersea fiber optic system connecting Alaska to the contiguous U.S. For more information, visit www.alaskacommunications.com or www.alsk.com.

CONTACT:
Alaska Communications
Media:
Hannah Blankenship, 907-564-1326
Hannah.Blankenship@acsalaska.com
or
Investor:
Tiffany Dunn, 907-564-7556
investors@acsalaska.com